Exhibit 10.5

______, 2025

Re:	Letter Agreement - Right to Place

This letter agreement (“Letter Agreement”) sets forth the terms of the mutual understanding and agreement of BioSig Technologies, Inc. (“BSGM”) and Anthony Amato (“Amato”) with regard to BSGM’s Right to Place (as defined below).

In consideration of the foregoing and for other good and valuable consideration, including the amendment of that certain Executive Employment Agreement, dated as of the date hereof between BSGM and Amato, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Subject Shares

1.	As of the date of this Letter Agreement, Amato hereby represents and warrants that he owns holds [x] shares of Capital Stock of BSGM (the “Subject Shares”). In this Letter Agreement, “Capital Stock” means shares of common stock and preferred stock (whether now outstanding or hereafter issued in any context), (b) shares of common stock issued or issuable upon conversion of any preferred stock, and (c) shares of common stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants, restricted stock or other convertible securities of the BSGM, in each case now owned or subsequently acquired by Amato, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by Amato (or any other calculation based thereon), all shares of preferred stock or other convertible securities shall be deemed to have been converted into common stock at the then-applicable conversion ratio.

Right to Place

2.	For a period of twelve months from the date of this agreement, Amato hereby unconditionally and irrevocably grants to BSGM a Right to Place (as defined below) and agrees not to sell, transfer or otherwise dispose of any Subject Shares except: (i) in accordance with this Letter Agreement or (ii) as otherwise consented by BSGM in writing, with such consent not to be unreasonably withheld.

3.	If Amato wishes to sell, transfer or otherwise dispose of Subject Shares from time to time, Amato shall first deliver a written notice (a “Share Sale Notice”) to BSGM specifying (i) the sale price (the “Share Sale Price”) per Subject Share, and (ii) the quantity of Subject Shares (the “Offered Shares”) that are available for purchase. Upon receipt of a Share Sale Notice, BSGM will have the right during the following two Business Days (the “Notice Period”) to provide Amato with a notification (the “Purchase Notice”) that it intends to purchase a certain number of Offered Shares at the Share Sale Price for cash, together with an irrevocable commitment in writing to Amato to close the purchase within three Business Days of the delivery of such commitment, in which case Amato will complete the sale (the “Right to Place”). During the Notice Period and subsequent three Business Day period, each of Amato and BSGM has the right to withdraw the Share Sale Notice and Purchase Notice, respectively. In this Letter Agreement “Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York are generally not open for business.

4.	BSGM shall pay for the Subject Shares in cash.

5.	To the extent that BSGM does not deliver such commitments within the Notice Period, Amato may proceed to sell up to the balance of the Offered Shares (“Unplaced Shares”) for a period of 20 Business calendar days after expiry of the Notice Period, after which the provisions of this Letter Agreement will once again apply to any intended sale of such Unplaced Shares.

6.	If Amato sells, transfers or otherwise disposes of Subject Shares not in compliance with the requirements of this Letter Agreement, such sale, transfer or disposition shall be null and void ab initio, shall not be recorded on the books of the BSGM or its transfer agent and shall not be recognized by BSGM. Each party hereto acknowledges and agrees that any breach of this Letter Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Subject Shares not made in strict compliance with this Letter Agreement).

7.	If Amato becomes obligated to sell any Subject Shares to BSGM under this Letter Agreement and fails to deliver such Subject Shares in accordance with the terms of this Letter Agreement, BSGM may, at its option, in addition to all other remedies it may have, send to Amato the purchase price for such Subject Shares as is herein specified and transfer to the name of BSGM on BSGM’s books any certificates, instruments, or book entry representing the Subject Shares to be sold.

8.	Each certificate, instrument, or book entry representing shares of Subject Shares held by Amato shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN LETTER AGREEMENT BY AND AMONG THE STOCKHOLDER AND THE CORPORATION.

Miscellaneous

9.	BSGM and Amato will comply with all applicable laws and rules in connection with the transactions contemplated herein.

10.	All rights and obligations in connection herewith shall be interpreted, construed and enforced in accordance with and governed by the applicable laws of the State of New York without regard to its conflict of law provisions.

11.	This Letter Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement may not be assigned by any party without the prior written consent of the other party.

12.	This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.	In the event one or more of the provisions of this Letter Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Letter Agreement, and this Letter Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.	This Agreement may not be modified or amended or any term or provision hereof waived or discharged, except in writing, signed by both BSGM and Amato.

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Each of the parties has executed and delivered this Letter Agreement as of the date first written above.

Anthony Amato

BioSig Technologies, Inc.

By:
Authorized Signatory

[Signature Page to Right to Place Letter Agreement]